Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information contact:
Kelly Masuda, Investor Relations 310-893-7434 or kmasuda@kbhome.com Heather Reeves, Media Relations 310-231-4142 or hreeves-x@kbhome.com
KB HOME ANNOUNCES CHANGE IN BOARD OF DIRECTORS
Los Angeles, CA (November 2, 2007) — KB Home (NYSE: KBH), one of the nation’s largest homebuilders, today announced that Dr. Ray Irani has resigned from his position as a member of KB Home’s Board of Directors effective November 1, 2007. Dr. Irani, 72, is chairman, president and chief executive officer of Occidental Petroleum Corporation.
During Dr. Irani’s 15-year tenure, KB Home has grown from a regional builder with 11 operating divisions in the Western U.S. to a national builder operating 27 divisions from coast to coast.
“It has been gratifying to serve on the Board of a company that is dedicated to bringing the dream of homeownership to thousands of families each year,” said Dr. Irani. “I leave the KB Home Board confident that the Company is well positioned, both strategically and financially, to emerge strongly from the current housing market slowdown. I have enormous respect for KB Home’s leadership team, and look forward to continuing to follow the Company in the years ahead.”
“I want to thank Ray for his years of dedicated service and contribution to KB Home and its shareholders,” said Jeffrey Mezger, president and CEO of KB Home. “His tremendous business acumen and sound counsel have been greatly appreciated by all of us who have had the pleasure to work with him, and we wish him all the best.”
About KB Home
Celebrating its 50th anniversary in the homebuilding industry, KB Home is one of the nation’s largest homebuilders. Headquartered in Los Angeles, the Company has operating divisions in 14 states, building communities from coast to coast. KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities or complete mortgage services offered through Countrywide KB Home Loans, call 888-KB-HOMES or visit www.kbhome.com.

Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; material prices and availability; labor costs and availability; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; violations of our policies; the consequences of our past stock option grant practices and the restatement of certain of our financial statements; government investigations and shareholder lawsuits regarding our past stock option grant practices; other legal or regulatory proceedings or claims; conditions in the capital, credit and homebuilding markets; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
###